Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into by and between SeraCare Life Sciences, Inc. (the “Company”) and Barry D. Plost (“Consultant”), as of the 3rd day of January 2005.

I. ENGAGEMENT.

The Company hereby engages Consultant and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth, from October 1, 2004, to and including September 30, 2006, subject to earlier termination as set forth in Section IV.

II. SERVICE.

A. Consultant agrees to shall perform consulting services on a non-exclusive basis during the course of his engagement under this Agreement as an Acquisition Advisor to the Chief Executive Officer (“CEO”) of the Company, and shall perform such acquisition services as the CEO of the Company shall reasonably request from time to time.

B. Consultant agrees to devote sufficient time and energy to the business of the Company to accomplish projects assigned by the CEO. It is agreed that such projects may be completed at the Company’s facilities or at Consultants home. It is the intention of the Company and Consultant that Consultant will serve as an independent contractor to the Company and not as an employee. With respect to the services provided by Consultant, the Company shall not have any direction or control over the method or means of Consultant’s work.

C. For the term of this Agreement, Consultant shall report to the CEO of the Company or his designee.

III. COMPENSATION.

A. The Company will pay to Consultant (or any entity designated by Consultant) a retainer fee of $16,666.67 per month on the first day of each month The Company will also reimburse Consultant for all expenses incurred in connection with authorized projects including mileage. Consultant agrees that he will be solely responsible for any taxes due as a result of payments received from the Company and Consultant will defend and indemnify the Company from and against any and all losses or liabilities, including defense costs, arising out of Consultant’s failure to pay any taxes due with respect to such payments.

IV. TERMINATION.

A. Termination by the Company. The Company may terminate Consultant’s engagement at any time, with or without cause, upon written notice.

B. Termination by the Consultant. Consultant may terminate Consultant’s engagement at any time, with or without cause, upon written notice.

C. Obligations of the Company Upon Termination.

1. Termination by the Company for Death or Disability. If Consultant’s engagement is terminated by the Company for the death or Disability of Consultant, this Agreement shall terminate without further obligations to Consultant under this Agreement, other than for payment of Consultant’s fee through the date of termination to the extent not theretofore paid, which shall be paid to Consultant in a lump sum in cash within ten (10) days of the date of termination. For purposes of this Agreement, “Disability” means a physical or mental impairment lasting at least sixty consecutive days, which, in the reasonable judgment of the Company, renders Consultant unable to perform one or more of the material obligations of Consultant under this Agreement.

2. Termination by the Company other than for Death or Disability. If Consultant’s engagement is terminated by the Company other than for death or Disability of Consultant, this Agreement shall terminate without further obligations to Consultant under this Agreement, except that the Company shall be required to continue to pay the monthly retainer to Consultant set forth in Section III through September 30, 2006, such payments to be made on a monthly basis as set forth in Section III.

3. Termination by the Consultant. If Consultant’s engagement is terminated by Consultant, this Agreement shall terminate without further obligations of the Company to Consultant other than for the payment of Consultant’s fee through the date of termination to the extent not theretofore paid, which shall be paid to Consultant in a lump sum in cash within ten (10) days of the date of termination.

4. Exclusive Remedy. Consultant agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of Consultant’s engagement and Consultant covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of the engagement.

V. ARBITRATION.

Any controversy or claim arising out of or relating to Consultant’s engagement including but not limited to claims based upon (i) common law, (ii) federal, state, or local statutes, regulations, or ordinances, and (iii) this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration, to be held in Oceanside, California in accordance with California Civil Procedure Code §§ 1282-1284.2. In the event either party institutes arbitration under this Agreement, the party prevailing in any such litigation shall be entitled, in addition to all other relief, to reasonable attorneys’ fees relating to such arbitration, including attorneys’ fees incurred in any proceeding to compel arbitration. The nonprevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc.

VI. ANTISOLICITATION.

Consultant promises and agrees that he will not, during his engagement and for a period of one year following termination of his engagement or the expiration of this Agreement, influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

VII. SOLICITING EMPLOYEES.

Consultant promises and agrees that he will not, during his engagement and for a period of one year following termination of his engagement or the expiration of this Agreement, directly or indirectly solicit any of the Company employees who earned annually $25,000 or more as a Company employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

VIII. CONFIDENTIAL INFORMATION.

A. Consultant, in the performance of Consultant’s services on behalf of the Company, may have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to Consultant in confidence. Except in the performance of services on behalf of the Company, Consultant shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Consultant’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which Consultant prepares, uses or encounters, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Consultant shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Consultant’s possession or under Consultant’s control.

B. Consultant hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material by any means whatsoever and any time before, during or after Consultant’s engagement with the Company shall constitute Unfair Competition. Consultant agrees that Consultant shall not engage in Unfair Competition either during the time engaged by the Company or any time thereafter.

IX. INDEPENDENT CONTRACTOR STATUS.

The parties intend Consultant to be an independent contractor in the performance of these services. Consultant is not an employee, agent, partner, or joint venturer of or with Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Consultant and Company or any employee or agent of Consultant.

A. Consultant shall have the right to control and determine the method and means of performing the above services; Company shall not have the right to control or determine such method or means, being interested only in the results obtained, and having the general right of inspection and supervision in order to secure the satisfactory completion of such services.

B. Consultant shall not be entitled to participate in any vacation, medical, retirement, or other fringe benefit of Company and shall not make claim of entitlement to any such employee program or benefit.

C. Consultant and Company agree that Consultant is not an employee for state or federal tax purposes. Consultant shall be solely responsible for the payment of withholding taxes, FICA, Medicare, disability, and other such tax deductions on any earnings or payments made and Company shall withhold no such payroll tax deductions from any payments due. Consultant agrees to defend, indemnify hold harmless Company from any claim or assessment by any taxing authority arising from this paragraph.

D. Consultant is not entitled to worker’s compensation benefits or unemployment compensation benefits provided by Company. Consultant shall be solely responsible for the payment of his/her worker’s compensation, unemployment compensation, and other such payments. Company will not pay for worker’s compensation for Consultant. Company will not contribute to a state unemployment fund for Consultant, and Company will not pay the federal unemployment tax for Consultant.

E. Consultant and Company agree that Consultant shall not be subject to the provisions of any personnel policy or rules and regulations applicable to employees, as the Consultant shall fulfill his/her responsibility independent of and without supervisory control by Company.

X. HONEST AND FAITHFUL SERVICE.

Consultant agrees to honestly and faithfully present and conduct himself at all times during the performance of services for the Company. Consultant agrees to perform the responsibilities in a diligent, timely, and competent manner. Consultant agrees to truthfully and faithfully account for and deliver to Company all monies, materials, securities, and other property belonging to Company which Consultant may receive from or on account of Company, and that upon Consultant’s termination or Company demand Consultant will immediately deliver to Company all such property belonging to Company.

XI. SUCCESSORS.

A. This Agreement is personal to Consultant and shall not, without the prior written consent of the Company, be assignable by Consultant.

B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors, assigns or purchasers and any such successor, assignee or purchaser shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company, a majority of the assets of the Company, or to which the Company assigns this Agreement by operation of law or otherwise. In the event that this Agreement is not assigned and assumed in writing by such successor or assignee at or before the closing of such transaction, the remaining amount due under this agreement through September 30, 2006 shall become immediately due and payable at the closing.

XII. WAIVER.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XIII. MODIFICATION.

This Agreement may not be amended or modified other than by a written agreement executed by Consultant and the Company.

XIV. SAVINGS CLAUSE.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XV. COMPLETE AGREEMENT.

This Agreement constitutes and contains the entire agreement and final understanding concerning Consultant’s relationship with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

XVI. GOVERNING LAW.

This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

XVII. CONSTRUCTION.

Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XVIII. EXECUTION.

This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

SeraCare Life Sciences, Inc.:		Consultant:

By	/s/ Jerry L. Burdick	/s/ Barry D. Plost
	Its Secretary	Barry D. Plost
An individual